Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

      As independent auditors of TTR Technologies, Inc. (the "Company") (a development-stage company), we hereby consent to the inclusion of our report, dated March 1, 2000, on the Company's consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive loss, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999 and to the references to our firm under the heading "Experts" in the Company's Registration Statement on Form S-1 and related prospectus to be filed in March, 2000.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
March 15, 2000